SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
         AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                               (Amendment No.1)*

                                 PowerDsine Ltd.
                                 ---------------
                                (Name of Issuer)


                                 Ordinary Shares
                                 ---------------
                         (Title of Class of Securities)

                                   M41415 10 6
                                   -----------
                                 (CUSIP Number)


                                December 31, 2005
                                -----------------
             (Date of Event which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 22 Pages
                       Exhibit Index Contained on Page 19

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 2 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Management V, LLC ("ICM5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)   (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
      NUMBER              5      SOLE VOTING POWER                  -0-
       OF              --------- -----------------------------------------------
     SHARES               6      SHARED VOTING POWER                -0-
  BENEFICIALLY         --------- -----------------------------------------------
  OWNED BY EACH           7      SOLE DISPOSITIVE POWER             -0-
   REPORTING           --------- -----------------------------------------------
     PERSON               8      SHARED DISPOSITIVE POWER           -0-
      WITH
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                             -0-
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                              0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 3 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S.  OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  ICP Management V, LLC ("ICP Management 5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)    (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
     NUMBER              5      SOLE VOTING POWER                  -0-
       OF             --------- ------------------------------------------------
     SHARES              6      SHARED VOTING POWER                -0-
  BENEFICIALLY        --------- ------------------------------------------------
  OWNED BY EACH          7      SOLE DISPOSITIVE POWER             -0-
   REPORTING          --------- ------------------------------------------------
     PERSON              8      SHARED DISPOSITIVE POWER           -0-
      WITH
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                             -0-
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                              0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 4 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Management VI, LLC ("ICM6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)   (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                         5      SOLE VOTING POWER                   -0-
     NUMBER           --------- ------------------------------------------------
       OF                6      SHARED VOTING POWER
     SHARES                     1,000,000 shares, which  are  directly  owned by
   BENEFICIALLY                 Integral  Capital  Partners  VI, L.P.  ("ICP6").
   OWNED BY EACH                ICM6 is the general partner of ICP6.
    REPORTING         --------- ------------------------------------------------
      PERSON             7      SOLE DISPOSITIVE POWER              -0-
       WITH           --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                1,000,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,000,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            5.1%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 5 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Management VII, LLC ("ICM7")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)   (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
                         5      SOLE VOTING POWER                   -0-
     NUMBER           --------- ------------------------------------------------
       OF                6      SHARED VOTING POWER
     SHARES                     650,000,  which are  directly  owned by Integral
  BENEFICIALLY                  Capital Partners VII, L.P. ("ICP7"). ICM7 is the
 OWNED BY EACH                  general partner of ICP7.
   REPORTING          --------- ------------------------------------------------
     PERSON              7      SOLE DISPOSITIVE POWER              -0-
      WITH            --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                650,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  650,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            3.3%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 6 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Partners V, L.P. ("ICP5")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)    (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                         5      SOLE VOTING POWER                  -0-
     NUMBER           --------- ------------------------------------------------
       OF                6      SHARED VOTING POWER                -0-
     SHARES
  BENEFICIALLY
  OWNED BY EACH       --------- ------------------------------------------------
   REPORTING             7      SOLE DISPOSITIVE POWER             -0-
     PERSON           --------- ------------------------------------------------
      WITH               8      SHARED DISPOSITIVE POWER           -0-

----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                             -0-
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                              0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 7 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Partners V Side Fund, L.P. ("Side Fund")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)   (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                         5      SOLE VOTING POWER                  -0-
     NUMBER           --------- ------------------------------------------------
       OF                 6      SHARED VOTING POWER               -0-
     SHARES
  BENEFICIALLY
  OWNED BY EACH       --------- ------------------------------------------------
   REPORTING             7      SOLE DISPOSITIVE POWER             -0-
     PERSON           --------- ------------------------------------------------
      WITH               8      SHARED DISPOSITIVE POWER           -0-

----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                             -0-
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                              0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 8 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Integral Capital Partners V SLP Side Fund, LLC ("SLP Side Fund")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)    (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited liability company)
--------------------------------------- --------- ------------------------------
    NUMBER               5      SOLE VOTING POWER                  -0-
      OF              --------- ------------------------------------------------
    SHARES               6      SHARED VOTING POWER                -0-
 BENEFICIALLY
 OWNED BY EACH
  REPORTING           --------- ------------------------------------------------
    PERSON               7      SOLE DISPOSITIVE POWER             -0-
     WITH             --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER           -0-

----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                             -0-
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                              0%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              OO
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                  Page 9 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Partners VI, L.P. ("ICP6")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)    (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                         5      SOLE VOTING POWER                   -0-
      NUMBER          --------- ------------------------------------------------
        OF               6      SHARED VOTING POWER
      SHARES                    1,000,000 shares, which  are  directly  owned by
   BENEFICIALLY                 ICP6. Integral Capital Management VI, LLC is the
   OWNED BY EACH                general partner of ICP6.
    REPORTING         --------- ------------------------------------------------
      PERSON             7      SOLE DISPOSITIVE POWER              -0-
       WITH           --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                1,000,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                1,000,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            5.1%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------                 ----------------------------
CUSIP NO. M41415 10 6                    13G                 Page 10 of 22 Pages
-----------------------------------                 ----------------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S.  OR  I.R.S.  IDENTIFICATION  NO.  OF ABOVE  PERSON

                  Integral Capital Partners VII, L.P. ("ICP7")
----------- --------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a)   (b) X
----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware (limited partnership)
--------------------------------------- --------- ------------------------------
                         5      SOLE VOTING POWER                   -0-
     NUMBER           --------- ------------------------------------------------
       OF                6      SHARED VOTING POWER
     SHARES                     650,000  shares,  which  are  directly  owned by
  BENEFICIALLY                  ICP7.  Integral  Capital  Management VII, LLC is
  OWNED BY EACH                 the general partner of ICP7.
   REPORTING          --------- ------------------------------------------------
     PERSON              7      SOLE DISPOSITIVE POWER              -0-
      WITH            --------- ------------------------------------------------
                         8      SHARED DISPOSITIVE POWER
                                650,000 shares (see response to Item 6)
----------- --------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  650,000 shares
----------- --------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                            [ ]
----------- --------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                            3.3%
----------- --------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*

                                                                              PN
----------- --------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:
                  --------------

                  PowerDsine Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  -----------------------------------------------

                  1 Hanagar Street
                  Neve Ne' eman Industrial Zone
                  Hod Hasharon, 45421 Israel

ITEM 2(a), (b), (c).       NAME OF PERSON FILING, ADDRESS OF PRINCIPAL BUSINESS
                           -----------------------------------------------------
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:
                           ----------------------------------------------

     This statement is being filed by Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"), Integral Capital Management VI, LLC, a Delaware limited liability company ("ICM6") and Integral Capital Management VII, LLC, a Delaware limited liability company ("ICM7"). The principal business address of ICM5, ICP Management 5, ICM6 and ICM7 is 3000 Sand Hill Road, Building 3, Suite 240, Menlo Park, California 94025.

     ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership ("Side Fund") and the Manager of Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company ("SLP Side Fund"). ICM6 is the general partner of Integral Capital Partners VI, L.P., a Delaware limited partnership ("ICP6"). ICM7 is the general partner of Integral Capital Partners VII, L.P., a Delaware limited partnership ("ICP7"). With respect to ICM5, ICP Management 5, ICM6 and ICM7, this statement relates only to ICM5's, ICP Management 5's, ICM6's and ICM7's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP5, Side Fund, SLP Side Fund, ICP6 and ICP7, and none of ICM5, ICP Management 5, ICM6 or ICM7 directly or otherwise holds any Shares. Management of the business affairs of ICM5, ICP Management 5, ICM6 and ICM7, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the managers of ICM5, ICP Management 5, ICM6 and ICM7, respectively, such that no single manager of ICM5, ICP Management 5, ICM6 or ICM7 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  ----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  ------------

                  M41415 10 6

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
        (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [  ]   Broker or dealer registered under Section 15 of the
                           Exchange Act.
         (b)      [  ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [  ]   Insurance company as defined in Section 3(a)(19) of the
                           Exchange Act.
         (d)      [  ]   Investment company registered under Section 8 of the
                           Investment Company Act.
         (e)      [  ]   An investment adviser in accordance with
                           Rule 13d-1(b)(1)(ii)(E);
         (f)      [  ]   An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      [  ]   A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      [  ]   A savings association as defined in Section 3(b) of the
                           Federal Deposit Insurance Act;
         (i)      [  ]   A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act; (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].

ITEM 4.  OWNERSHIP.
         ---------

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management V, LLC ("ICM5")

                  (a) Amount  Beneficially  Owned:  -0-
                  (b) Percent of Class: 0%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared power to vote or to direct  vote:  -0-
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                          disposition: -0-

         B.       ICP Management V, LLC ("ICP Management 5")

                  (a) Amount  Beneficially  Owned:  -0-
                  (b) Percent of Class: 0%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared power to vote or to direct  vote:  -0-
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                          disposition: -0-

         C.       Integral Capital Management VI, LLC ("ICM6")

                  (a) Amount Beneficially  Owned:  1,000,000
                  (b) Percent of Class: 5.1%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared  power to vote or to direct  vote:  1,000,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to  dispose or to  direct the
                          disposition: 1,000,000

         D.       Integral Capital Management VII, LLC ("ICM7")

                  (a) Amount Beneficially  Owned:  650,000
                  (b) Percent of Class: 3.3%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared  power to vote or to direct  vote:  650,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to dispose or to direct the
                           disposition: 650,00

         E.       Integral Capital Partners V, L.P. ("ICP5")

                  (a) Amount  Beneficially  Owned:  -0-
                  (b) Percent of Class: 0%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared power to vote or to direct  vote:  -0-
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                           disposition: -0-

         F.       Integral Capital Partners V Side Fund, L.P. ("Side Fund")

                  (a) Amount  Beneficially  Owned:  -0-
                  (b) Percent of Class: 0%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared power to vote or to direct  vote:  -0-
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                           disposition: -0-

         G.       Integral Capital Partners V SLP Side Fund, LLC
                     ("SLP Side Fund")

                  (a) Amount  Beneficially  Owned:  -0-
                  (b) Percent of Class: 0%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared power to vote or to direct  vote:  -0-
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared power to dispose or to direct the
                           disposition: -0-

         H.       Integral Capital Partners VI, L.P. ("ICP6")

                  (a) Amount Beneficially  Owned:  1,000,000
                  (b) Percent of Class: 5.1%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared  power to vote or to direct  vote:  1,000,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to  dispose  or to  direct  the
                           disposition: 1,000,000

         I.       Integral Capital Partners VII, L.P. ("ICP7")

                  (a) Amount Beneficially  Owned:  650,000
                  (b) Percent of Class: 3.3%
                  (c) Number of shares as to which such person has:
                      1. Sole  power  to vote or to  direct  vote:  -0-
                      2. Shared  power to vote or to direct  vote:  650,000
                      3. Sole power to dispose or to direct the disposition: -0-
                      4. Shared  power to  dispose  or to  direct  the
                           disposition: 650,00

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
         --------------------------------------------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
         ---------------------------------------------------------------

         Not applicable.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         ------------------------------------------------------------------
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         ------------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.
         --------------------------------------------------------

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         ------------------------------

         Not applicable.

ITEM 10. CERTIFICATION.
         -------------

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 7, 2006

                                  INTEGRAL CAPITAL MANAGEMENT V, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                  ICP MANAGEMENT V, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                           Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS V, L.P.

                                  By Integral Capital Management V, LLC,
                                  its General Partner

                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                           Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS V SIDE
                                  FUND, L.P.

                                  By ICP Management V, LLC
                                  its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                          Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                  By ICP Management V, LLC,
                                  its Manager


                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                          Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS VI, L.P.

                                  By Integral Capital Management VI, LLC
                                  its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                          Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS VII, L.P.

                                  By Integral Capital Management VII, LLC
                                  its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        -------------------------------
                                          Pamela K. Hagenah
                                            a Manager

                                  EXHIBIT INDEX


                                                                   Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                            20

                                    EXHIBIT A

                            Agreement of Joint Filing


     The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated February 7, 2006 containing the information required by Schedule 13G, for the 1,650,000 Shares of capital stock of PowerDsine Ltd. held by Integral Capital Partners V, L.P., a Delaware limited partnership, Integral Capital Partners V Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V SLP Side Fund, LLC, a Delaware limited liability company, Integral Capital Partners VI, L.P., a Delaware limited partnership and Integral Capital Partners VII, L.P., a Delaware limited partnership.


Date:  February 7, 2006

                                  INTEGRAL CAPITAL MANAGEMENT V, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                          Pamela K. Hagenah
                                           a Manager

                                  ICP MANAGEMENT V, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                          Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL MANAGEMENT VI, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                          Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL MANAGEMENT VII, LLC


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                          Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS V, L.P.

                                  By Integral Capital Management V, LLC,
                                  its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                         Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS V SIDE FUND, L.P.

                                  By ICP Management V, LLC,
                                  its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                         Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS V SLP SIDE FUND, LLC

                                  By ICP Management V, LLC,
                                  its Manager


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                         Pamela K. Hagenah
                                           a Manager

                                  INTEGRAL CAPITAL PARTNERS VI, L.P.

                                  By Integral Capital Management VI, LLC,
                                  its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                         Pamela K. Hagenah
                                           a Manager


                                  INTEGRAL CAPITAL PARTNERS VII, L.P.

                                  By Integral Capital Management VII, LLC, its General Partner


                                  By:   /s/ Pamela K. Hagenah
                                        ------------------------------
                                         Pamela K. Hagenah
                                           a Manager